Exhibit 2.2

                             Keating Securities, LLC
                          5251 DTC Parkway, Suite 1090
                     Greenwood Village, Colorado 80111-2739
                                 (720) 889-0131
                               (720) 889-0135 fax

Confidential

October 28, 2004

Mr. Kevin R. Keating, President
Sunningdale, Inc. 645
Beachland Boulevard
Vero Beach, FL 32963

Dear Mr. Keating:

Re:  Financial Advisory Agreement

This letter will confirm our agreement ("Agreement") that Keating Securities, LLC ("Keating") is authorized to represent Sunningdale, Inc. and its affiliates, subsidiaries and related entities (collectively, the "Company") and to assist the Company as its financial advisor on the terms and conditions set forth herein. This Agreement shall become effective upon the execution hereof by both Keating and the Company.

1. Performance of Services. In its capacity as financial advisor, Keating will assist the Company by undertaking the following activities, to the extent that such activities are required or requested by the Company. The services being provided by Keating hereunder are being rendered solely to the Board of Directors of the Company (the "Board"). These services are not being rendered by Keating as an agent or as a fiduciary of the shareholders of the Company, and Keating shall not have any obligation or liability with respect to its services hereunder to such shareholders or any other person, firm or corporation.

      A. Reverse Merger Services. Keating shall make itself available to consult with the Board and the officers, senior managers, representatives and agents of the Company at reasonable times, concerning matters pertaining to the Company's efforts to acquire a private company with an operating business in a "going public" or reverse merger transaction ("Reverse Merger"). Keating will assist the Company in: (i) the identification and presentation of suitable private company acquisition targets; (ii) the corporate, business and financial due diligence evaluation of the target company; (iii) the capital and transaction structuring; (iv) development of capital markets strategy; (v) valuation analysis; (vi) company, market and industry research; (vii) analysis of various exchange listing requirements; and (viii) transaction negotiation and execution. The services set forth in this paragraph shall be referred to herein in as "Reverse Merger Services".


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      B.    Capital Raising Services. On an exclusive basis, Keating shall act as a placement agent to raise equity or debt capital on behalf of the Company in private placements or public offerings in such manner and amounts as determined by the Board in its sole discretion from time to time ("Capital Raising Services"). The obligations of Keating to perform Capital Raising Services under this Agreement shall be limited to private placements and public offerings of equity or debt capital that the Company and Keating mutually agree are financially viable based on the terms and conditions proposed by the Board (the "Placements").

      C. Mergers and Acquisitions Services. On a non-exclusive basis and as requested by the Company, Keating shall advise the Company with respect to mergers, acquisitions, sales and divestitures, including, without limitation, identification of counterparties, assessment of acquisition opportunities, approach and financial strategy, structure, evaluation, and assistance in negotiation and execution ("M&A Services"); provided, however, during the Term hereof, the Company grants Keating the right of first refusal to serve as its advisor on mergers and acquisitions involving the Company and its subsidiaries in the United States. The obligations of Keating to perform M&A Services under this Agreement shall include transactions and opportunities identified by the Company from any source or identified by Keating.

      D. Other Financial Advisory Services. Keating shall make itself available to consult with the Board and the officers, senior managers, representatives and agents of the Company at reasonable times, concerning matters pertaining to investment banking, capital markets strategy and approach, business and financial operations, regulatory matters, business and market development, and any other matter of importance concerning the business of the Company. Keating may, at the request of the Company, assist in the preparation of written reports on financial, accounting or marketing matters, review financial information, analyze markets and business opportunities, develop short-term and long-term strategic business plans, and report to the Board on proposed acquisition, merger and investment opportunities. Keating may provide liaison services to the Company with respect to the Company's current or potential relationships with unaffiliated third parties. The services set forth in this paragraph shall be referred to herein in as "Other Financial Advisory Services".

     The parties hereto acknowledge and agree that Keating is not rendering legal advice or performing accounting or auditing services as part of the services provided under this Agreement. Keating shall be free to provide services for other persons, which services shall not be deemed to be in conflict with the services to be performed by Keating under this Agreement.

2. Term. The term of this Agreement shall commence on the date of this Agreement and continue until the first anniversary of the closing of the Reverse Merger, or for such longer period as mutually agreed to by the parties in writing (the "Term"). Notwithstanding anything contained herein to the contrary, the provisions of Section 3 (Compensation), Section 9 (Indemnification), Section 10 (Disclosure) and Section 11 (Miscellaneous) shall survive the termination and expiration of this Agreement.


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3.    Compensation. As compensation for the services rendered by Keating under this Agreement, the Company shall pay Keating as follows:

      A. Reverse Merger Fees. In consideration of the Reverse Merger Services rendered by Keating, upon closing of a Reverse Merger involving the Company, the Company shall pay Keating a fee of $190,000, payable in cash in U.S. Dollars, as follows: $50,000 due at closing of a Reverse Merger, and the balance payable in fourteen (14) equal monthly installments of $10,000 due on the first day of each month following closing of the Reverse Merger until paid in full. Notwithstanding the foregoing, the deferred payments of the Reverse Merger fees as set forth in the preceding sentence shall be accelerated and become immediately due and payable upon the Company's closing of a Placement or Placements generating net proceeds of at least $1,000,000. The Company shall reimburse Keating on a monthly basis for its out-of-pocket expenses incurred in connection with its Reverse Merger Services.

      B. Capital Raising Fees. For the Capital Raising Services rendered by Keating, the Company shall pay Keating a commission ("Commission") equal to: (i) 10% of the gross proceeds of any public or private offering of equity securities; and (ii) 5% of the gross proceeds of any public or private offering of debt securities. In the event the Company undertakes a public offering of its securities in a firm commitment, underwritten offering with an underwriter introduced by Keating ("Underwritten Offering"), the Company shall pay Keating an advisory fee equal to 2% of the gross proceeds of the Underwritten Offering (excluding any portion of the gross proceeds of the Underwritten Offering for which Keating receives a selling agent commission). The Company shall also issue and sell, at each closing of any offering (other than an Underwritten Offering), to Keating and/or its designees, 5-year warrants to purchase such number of shares of common stock of the Company as shall equal 10% of the number of shares of common stock sold (or, in the case of convertible securities sold, the number of shares of common stock underlying the convertible securities) at the particular closing at a price of $.0001 per warrant (the "Warrants"). The Warrants shall be exercisable at any time during a period of four (4) years commencing at the beginning of the second year after their issuance at a price equaling one hundred twenty (120%) percent of the offering price of the shares sold (or, in the case of convertible securities sold, the conversion price of such convertible securities) at such closing. The Warrants to be issued under this paragraph (including the underlying common stock) shall have piggyback registration rights, and if such securities have not been included in one or more registration statements of the Company, Keating may demand registration thereof beginning one year after the issuance of the Warrants. The Company shall pay Keating a non-accountable expense allowance equal to 3% of the gross proceeds of any offering (other than an Underwritten Offering), $25,000 of which is payable upon the decision by the Company's board of directors to proceed with the proposed offering and the balance of which is payable by the Company at each closing.

      C. Merger and Acquisition Fees. For any M&A Transactions (as defined herein) in which the Company requests Keating to perform M&A Services, the Company shall pay Keating a monthly retainer fee, in such amount as mutually agreed to from time to time by the parties, during any period that the Company is actively pursuing such M&A Transaction ("M&A Retainer Fees"). For any M&A Transaction in which the Company requests Keating to perform M&A Services, which is consummated (i) during the Term hereof; or (ii) during the twelve-month period after termination or expiration of this Agreement, the Company shall pay Keating a success fee mutually agreed to by the parties. The Company shall reimburse Keating on a monthly basis for its out-of-pocket expenses incurred in connection with M&A Services requested by the Company.



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      D.    Other Financial Advisory Fees. The Company shall pay Keating a monthly retainer fee, in such amount as mutually agreed to from time to time by the parties, during any period that the Company requests Keating to provide Other Financial Advisory Services. The Company shall reimburse Keating on a monthly basis for its out-of-pocket expenses incurred in connection with its Other Financial Advisory Services.

      4. Affiliated Companies. The Company acknowledges and agrees, and enters into this Agreement with the full knowledge that, Keating and its officers, directors and affiliates: (i) own, directly or indirectly, an interest in the Company as of the date of this Agreement; (ii) own, directly or indirectly, an interest in certain investment funds that have provided or may provide equity or debt financing to the Company for which Keating would be entitled to compensation hereunder with respect to financing raised from such funds during the Term hereof; and (iii) manage certain investment funds that have provided or may provide equity or debt financing to the Company for which Keating would be entitled to compensation hereunder with respect to financing raised from such funds during the Term hereof.

5. Board Designation and Participation Rights. Upon closing of the Reverse Merger, for one (1) year following the closing thereof, Keating may designate a person reasonably acceptable to the Company for election to the Company's Board of Directors, provided, however, that if Keating appoints a designee to the Company's Board of Directors as provided in this paragraph, such designee must qualify as an "independent" director as defined in applicable laws or regulations (including the regulations of the self regulatory organization that the Company's shares are listed or quoted upon). In the event Keating elects not to exercise the right, as set forth above, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of one (1) year following the closing of the Reverse Merger. Such person shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. Keating's designee shall be reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors meetings.

6. Exclusivity. During the Term hereof, the Company agrees to deal exclusively with Keating with respect to the Reverse Merger Services and Capital Raising Services being provided by Keating hereunder and to refer all inquiries from any prospective reverse merger candidateor financing source to Keating. Whether or not so referred, Keating shall be entitled to the compensation set forth herein for any Reverse Merger or Placements completed during the Term hereof with any of such parties. Keating shall refer to the Company any reasonable proposal for Reverse Merger or Placements it receives, and the Company agrees to approve or reject such proposal promptly.



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7.    Definitions. For purposes of this Agreement:

      A. The term "M&A Transaction" shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of an interest in a company or any of its businesses or assets, other than in the ordinary course of business, is transferred to or by the Company or its affiliates for Consideration (as defined herein), including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a share exchange, a tender or exchange offer, a reorganization, a leveraged buyout, the formation of a joint venture, minority investment or partnership, or any similar transaction. A Reverse Merger shall not be deemed an M&A Transaction.

      B.    All references to "$" or "dollars" shall mean the U.S. dollar.


8. Availability and Accuracy of Information. The Company shall furnish Keating with all reasonable information and material requested or required by Keating involving the Company and/or any potential acquisition target including, without limitation, information concerning historical and projected financial results, material contracts and commitments, proposed financings, acquisitions or other transactions, and possible and known litigation, environmental and other contingent liabilities of the Company and/or any potential acquisition target ("Information"). The Company also agrees to make available to Keating such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Keating may reasonably request. The Company will promptly advise Keating of any material changes in the Company's business or finances. The Company represents and warrants that the Information provided or made available to Keating by the Company, at all times during the Term hereof, is and shall be complete and true in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Keating will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder Keating will be using and relying on the Information, without independent investigation, appraisal or verification, and Keating assumes no responsibility for the accuracy or completeness of the Information.

9. Indemnification. The Company agrees to indemnify and hold harmless Keating, its affiliates and their respective officers, directors, members, partners, employees, agents and affiliates and control persons of any of the above (each an "Indemnified Person") from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses that (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent of or in conformity with the actions or omissions of the Company; or (b) are otherwise related to or arise out of Keating's duly authorized activities on behalf of the Company. The Company shall not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to the preceding sentence that are finally judicially determined to have resulted solely from Keating's or such other Indemnified Person's gross negligence or reckless or wrongful conduct. The Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel for such Indemnified Person) of such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of an Indemnified Person under this Agreement. The indemnity agreements under this Section shall survive the completion of services rendered for Company by Keating and the termination or expiration of this Agreement.




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10.   Disclosure and Confidentiality. Any financial or other advice, descriptive memoranda or other documentation rendered by Keating pursuant to this Agreement may not be disclosed publicly or to any third party without the prior written approval of Keating. All non-public information provided by the Company to Keating will be considered confidential information and shall be maintained as such by Keating, except as required by law or as required to enable Keating to perform its services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by Keating or any other third party that owes a duty to the Company to treat such information confidentially.

11.   Miscellaneous.

      A. Before the Company releases any information referring to Keating's role as the Company's financial advisor under this Agreement or uses Keating's name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Keating for comments, and shall not release any information relating thereto without the prior written consent of Keating. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law.

      B. The Company agrees that, following the consummation of any transaction covered by this Agreement, Keating shall have the right to place advertisements in financial and other newspapers and journals at Keating's expense, describing its services to the Company hereunder, provided that Keating will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

      C. The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

      D. The terms, provision and conditions of this Agreement are solely for the benefit of the Company and Keating and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by either party without prior written consent of the other party.



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

      E. This Agreement (including all exhibits and any addenda or schedules attached hereto) contains the entire understanding and agreement between the parties hereto with respect to Keating's engagement hereunder, and all prior writings and discussions are hereby merged into this Agreement. This Agreement specifically amends and restates in its entirety that certain financial advisory agreement dated November 15, 2003 between the parties hereto. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

      F. Each party represents and warrants that it will comply with all applicable securities and other laws, rules and regulations relating hereto and that it shall not circumvent or frustrate the intent of this Agreement.

      G. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

      H. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement.

      I. This Agreement shall be governed by and constructed under the laws of the State of Colorado without regard to such state's conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto.

      J. All disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Denver, Colorado in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys' fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years.

      K. All notices required by the terms of this Agreement shall be in writing and delivered to the other party at the addresses set forth below, either by personal delivery, by a recognized international overnight courier service, or by facsimile or e-mail transmission. Notices will be deemed given as of the date of receipt, which date shall be evidenced by the signature of an authorized representative of the receiving party or by written evidence of a successful transmission of either a facsimile or e-mail message.



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                  If to Keating:

                  Keating Securities, LLC
                  Attn: Timothy J. Keating, President
                  5251 DTC Parkway, Suite 1090
                  Greenwood Village, Colorado  80111-2739
                  (720) 889-0131 telephone
                  (720) 889-0135 fax
                  tk@keatinginvestments.com
                  -------------------------

                  If to the Company:

                  Sunningdale, Inc.
                  Attn:  Kevin R. Keating, President
                  936A Beachland Boulevard, Suite 13
                  Vero Beach, FL 32963
                  (772) 231-7544 telephone

         If the forgoing correctly sets forth the entire understanding and agreement between the Company and Keating, please so indicate by executing this Agreement as indicated below and returning an executed copy to Keating, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

                                            Very truly yours,



                                            KEATING SECURITIES, LLC

                                            By: /s/ Timothy J. Keating
                                                --------------------------------
                                                Timothy J. Keating, President



         ACCEPTED AND AGREED TO:

         Sunningdale, Inc. ("Company")

         By: /s/ Kevin R. Keating
             -------------------------------
             Kevin R. Keating, President

         Date: October 28, 2004


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